Exhibit 23.9

CONSENT OF QUALIFIED PERSON

Adrian Brown Consultants Inc. hereby consent to the public filing of Sections 7.4.1, 7.4.2 and 13.2 (the “Covered Sections”) of the Technical Report Summary titled “Technical Report Summary, Elk Creek Project, Nebraska” with an Effective Date of June 30, 2022 (the “Technical Report Summary”) as an exhibit to this Registration Statement on Form S-4 and any and all amendments and supplements thereto (the “Registration Statement”) of NioCorp Developments Ltd. (the “Company”).

Adrian Brown Consultants Inc. also consents to the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and the Technical Report Summary.

Adrian Brown Consultants Inc. also consents to any extracts from or a summary of the Covered Sections in the Registration Statement (the “Disclosure”).

Adrian Brown Consultants Inc. certify that we have read the Disclosure being filed by the Company and that it fairly and accurately represents the information in the Covered Sections.

Signed and dated this 7th day of November 2022 at Denver, Colorado, USA.

/s/ Adrian Brown

Adrian Brown, P.E.

Principal Engineer

Adrian Brown Consultants Inc.